UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PARAMOUNT GOLD AND SILVER CORP.
(Exact name of registrant as specified in its charter)

Delaware	20-3690109
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

665 Anderson Street
    Winnemucca, NV  89445
(Address of principal executive office including zip code)

(775) 625-3600
Registrant’s telephone number, including area code:

2011/2012 STOCK INCENTIVE AND EQUITY COMPENSATION PLAN
(Full title of the Plans)

Mr. Christopher Crupi
Chief Executive Officer
665 Anderson Street
Winnemucca, NV  89445
(Name and address of agent for service)

(775) 625-3600
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED PER SHARE	PROPOSED MAXIMUM AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE PRICE	AMOUNT OF REGISTRATION FEE
Common Stock	4,000,000	$2.63	$10,520,000	$1,206

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2011/2012 Stock Incentive and Equity Compensation Plan  by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of common

(2)
Estimated solely for calculating the amount of the registration fee, pursuant to  Rule 457 under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is the product obtained by multiplying (i) $2.63 (the average of the high and low prices of the Company’s common stock on December 7, 2011 by (ii) 4,000,000 (the number of shares of common stock issuable in connection with equity awards that may be granted in the future pursuant to the  Plan.

PART I

ITEM 1.	PLAN INFORMATION

The information set forth herein together with the documents annexed hereto and made part hereof and incorporated herein by reference relates to the shares of common stock of Paramount Gold and Silver Corp.  (the "Company") to be issued pursuant to the Company’s 2011/2012 Stock Incentive and Equity Compensation Plan (the “Plan”).

As permitted by the rules of the Securities and Exchange Commission (the “Commission”),  this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan  as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein, Request for such information should be directed to Paramount Gold and Silver Corp. at 665 Anderson Street Winnemucca, Nevada 89445. Attn: Christopher Crupi. (775)625-3600.

PART II
ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

A.  The  Company’s Definitive Proxy Statement filed on Form 14(a) filed on October 17, 2011
B.  The Company’s Annual Report on Form 10-k for the year ended June 30, 2011 filed on September 12, 2011
C.  The Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2011 filed on November 8, 2011
D.  The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2011 filed May 9, 2011
E.  The Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2010 filed February 8, 2011.
F.  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including but not limited to, subsequently filed amendments to the above listed documents and subsequently filed annual and quarterly reports, and Form 8-K, prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or deemed to be incorporated by reference herein modified or supersedes such statement. All information appearing in this Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto)appearing in documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

ITEM 4.	DESCRIPTION OF SECURITIES

The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Subject to the filing of the Company’s Certificate of Amendment with the Delaware Secretary of State, the Company's authorized capitalization will be 200 million shares of common stock,    $.001  par value.

Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but un-issued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our bylaws permit us to indemnify our officers and directors to the fullest extent permitted by law. Delaware Statutes authorize indemnification when a person is or was made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent or is or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for judgments, settlements, penalties, fines (including an excise tax assessed with respect to any employee benefit plan), and expenses (including counsel fees) actually and reasonably incurred with respect to a proceeding.

If such a proceeding is brought by or in the right of the corporation (i.e. a derivative suit), such person may be indemnified against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to a conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, in such case, allow such indemnification of such person for such expenses as the court deems proper.

Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

The Company maintains a general liability insurance policy which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The following are filed as exhibits to this Registration Statement:

EXHIBIT NO.	DESCRIPTION
5.1	Opinion of Jeffrey G. Klein, P.A.
4.1	Paramount Gold and Silver Corp. 2011/2012 Stock Incentive and Equity Compensation Plan
23.1	Consent of Jeffrey G. Klein, P.A. (included in Exhibit 5)
23.2	Consent of MNP LLP

ITEM 9.	UNDERTAKINGS

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising  after the effective date of the registration statement or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

iii.	To include any additional or changed material information with respect to the plan of distribution.

(2)
That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in the registration shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements, for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereto duly authorized, in the City of Ottawa, Province of Ontario, Canada this 9th day of December 2011.

SIGNATURE	TITLE	DATE

/s/ Christopher Crupi	President and Chief Executive Officer Director	December 9, 2011
Christopher Crupi

/s/ SHAWN KENNEDY	Director	December 9, 2011
Shawn Kennedy

/s/ John Carden	Director	December 9, 2011
John Carden

/s/ ELISEO GONZALEZ-URIEN	Director	December 9, 2011
Eliseo Gonzalez Urien

/s/ Michel Yvan Stinglhamber	Director	December 9, 2011
Michel Yvan Stinglhamber

/s/ Robert Dinning	Director	December 9, 2011
Robert Dinning

/s/ CHRISTOPHER REYNOLDS	Director	December 9, 2011
Christopher Reynolds

THE PLAN

Pursuant to the requirements of the Securities Act of 1933, the plan administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa,  in the province of Ontario Canada on this 9th day of December 2011

SIGNATURE	TITLE	DATE

/s/ Michel Yvan Stinglhamber	Plan Administrator/Compensation Committee	December 9, 2011
Michel Yvan Stinglhamber

/s/ Robert Dinning	Plan Administrator/Compensation Committee	December 9, 2011
Robert Dinning

/s/ Eliseo Gonzalez-Urien	Plan Administrator/Compensation Committee	December 9, 2011
Eliseo Gonzalez-Urien

/s/ Shawn Kennedy	Plan Administrator/Compensation Committee	December 9, 2011
Shawn Kennedy